Exhibit 99.1

Phillips 66 Reports Second-Quarter 2022 Financial Results

•Reported second-quarter earnings of $3.2 billion or $6.53 per share; adjusted earnings of $3.3 billion or $6.77 per share
•Generated $1.8 billion of operating cash flow; $3.6 billion excluding working capital
•Repaid $1.5 billion of debt
•Returned $533 million to shareholders through dividends and share repurchases
•Continued record-setting NGL fractionated volumes
•Strong refining operations including execution of planned turnarounds
•Received API pipeline safety award for second consecutive year
•Announced final investment decision on Rodeo Renewed project

HOUSTON, July 29, 2022 – Phillips 66 (NYSE: PSX), a diversified energy company, announces second-quarter 2022 earnings of $3.2 billion, compared with earnings of $582 million in the first quarter of 2022. Excluding special items of $118 million, the company had adjusted earnings of $3.3 billion in the second quarter, compared with first-quarter adjusted earnings of $595 million.

“Our earnings reflect the strong market environment during the second quarter driven by a tight global product supply and demand balance,” said Mark Lashier, President and CEO of Phillips 66. “We are focused on reliably providing critical energy products, including transportation fuels, to meet peak summer demand. We also advanced strategic capital projects to help meet the growing demand for renewable fuels and NGLs.

“During the second quarter, we paid down $1.5 billion of debt, increased our dividend and resumed share repurchases. Additionally, we are transforming our business to achieve sustained annual cost savings of at least $700 million to ensure we remain competitive in any market environment. We will continue to prioritize operating excellence and disciplined capital allocation.”

Phillips 66 Reports Second-Quarter 2022 Financial Results
Midstream

	Millions of Dollars

	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q2 2022	Q1 2022	Q2 2022	Q1 2022
Transportation	$250	278	250	278
NGL and Other	152	91	152	91
DCP Midstream	130	31	130	31
NOVONIX	(240)	(158)	(240)	(158)
Midstream	$292	242	292	242

Midstream second-quarter 2022 pre-tax income was $292 million, compared with $242 million in the first quarter of 2022.

Transportation second-quarter adjusted pre-tax income was $250 million, compared with adjusted pre-tax income of $278 million in the first quarter. The decrease was mainly due to lower equity earnings driven by reduced Bakken Pipeline crude volumes associated with winter storm impacts.

NGL and Other adjusted pre-tax income was $152 million in the second quarter, compared with adjusted pre-tax income of $91 million in the first quarter. The increase was attributable to improved margins and volumes at the Sweeny Hub and higher equity earnings from the Sand Hills Pipeline.

The company’s equity investment in DCP Midstream, LLC generated second-quarter adjusted pre-tax income of $130 million, a $99 million increase from the prior quarter. The increase was mainly driven by improved gathering and processing results and hedging impacts.

In the second quarter, the fair value of the company’s investment in NOVONIX, Ltd., decreased by $240 million compared with a $158 million decrease in the first quarter.

Chemicals

	Millions of Dollars

	Pre-Tax Income (Loss)		Adjusted Pre-Tax Income (Loss)
	Q2 2022	Q1 2022	Q2 2022	Q1 2022
Olefins and Polyolefins	$216	377	216	377
Specialties, Aromatics and Styrenics	59	32	59	32
Other	(2)	(13)	(2)	(13)
Chemicals	$273	396	273	396

The Chemicals segment reflects Phillips 66’s equity investment in Chevron Phillips Chemical Company LLC (CPChem). Chemicals second-quarter 2022 pre-tax income was $273 million, compared with $396 million in the first quarter of 2022.

CPChem’s Olefins and Polyolefins (O&P) business contributed $216 million of adjusted pre-tax income in the second quarter, compared with $377 million in the first quarter. The $161 million decrease was primarily due to lower margins resulting from higher feedstock costs, as well as increased utility and turnaround costs. Global O&P utilization was 94% for the quarter.

Phillips 66 Reports Second-Quarter 2022 Financial Results
CPChem’s Specialties, Aromatics and Styrenics (SA&S) business contributed second-quarter adjusted pre-tax income of $59 million, compared with $32 million in the first quarter. The $27 million increase was primarily due to higher margins and equity earnings.

The $11 million decrease in Other adjusted costs in the second quarter mainly reflects lower employee-related expenses and higher capitalized interest related to growth projects.

Refining

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2022	Q1 2022	Q2 2022	Q1 2022
Refining	$3,036	123	3,132	140

Refining second-quarter 2022 pre-tax income was $3.0 billion, compared with pre-tax income of $123 million in the first quarter of 2022. Refining results in the first quarter included $17 million of hurricane-related maintenance and repair costs. Refining results in the second quarter included $70 million of costs related to the finalization of RIN obligations for prior year compliance periods and $26 million of costs related to the conversion of the Alliance Refinery to a terminal.

Adjusted pre-tax income for Refining was $3.1 billion in the second quarter, compared with adjusted pre-tax income of $140 million in the first quarter. The improvement was primarily due to higher realized margins driven by market crack spreads. The composite global market crack increased to $46.72 per barrel, up from $21.93 per barrel in the first quarter. Realized margins were $28.31 per barrel in the second quarter, up from $10.55 per barrel in the first quarter.

Pre-tax turnaround costs for the second quarter were $223 million, compared with first-quarter costs of $102 million. Crude utilization rate was 90% and clean product yield was 83% in the second quarter.

Marketing and Specialties

	Millions of Dollars

	Pre-Tax Income		Adjusted Pre-Tax Income
	Q2 2022	Q1 2022	Q2 2022	Q1 2022
Marketing and Other	$656	203	656	203
Specialties	109	113	109	113
Marketing and Specialties	$765	316	765	316

Marketing and Specialties (M&S) second-quarter 2022 pre-tax income was $765 million, compared with $316 million in the first quarter of 2022.

Adjusted pre-tax income for Marketing and Other was $656 million in the second quarter, an increase of $453 million from the first quarter. The increase was mainly due to higher realized fuel margins including inventory impacts. Refined product exports in the second quarter were 153,000 barrels per day (BPD).

Specialties generated second-quarter adjusted pre-tax income of $109 million, in line with the prior quarter.

Phillips 66 Reports Second-Quarter 2022 Financial Results

Corporate and Other

	Millions of Dollars

	Pre-Tax Loss		Adjusted Pre-Tax Loss
	Q2 2022	Q1 2022	Q2 2022	Q1 2022
Corporate and Other	$(260)	(249)	(235)	(249)

Corporate and Other second-quarter 2022 pre-tax costs were $260 million, compared with pre-tax costs of $249 million in the first quarter of 2022. Pre-tax costs in the second quarter included business transformation restructuring costs of $25 million.

Adjusted pre-tax loss was $235 million in second-quarter 2022. The decrease in the second quarter was mainly driven by lower administrative and net interest expenses.

Financial Position, Liquidity and Return of Capital

Phillips 66 generated $1.8 billion in cash from operations in the second quarter of 2022, including cash distributions from equity affiliates of $527 million. Excluding working capital impacts, operating cash flow was $3.6 billion. The working capital impact was primarily due to higher accounts receivable.

During the quarter, the company repaid $1.5 billion of debt and funded $467 million of dividends, $66 million of share repurchases and $376 million of capital expenditures and investments.

As of June 30, 2022, Phillips 66 had $7.8 billion of liquidity, reflecting $2.8 billion of cash and cash equivalents and approximately $5.0 billion of total committed capacity under the company’s revolving credit facility. Consolidated debt was $13.0 billion at June 30, 2022. The company’s consolidated debt-to-capital ratio was 35% and its net debt-to-capital ratio was 29%.

Strategic Update

Phillips 66 is continuing its business transformation that will enable sustainable cost reductions of at least $700 million annually across the enterprise. Phillips 66 will provide a business transformation and strategy update at its investor day in New York City on November 9.

In Midstream, Phillips 66 was awarded the American Petroleum Institute’s (API) large operator Distinguished Pipeline Safety Award for the second consecutive year. In addition, the company received the Platinum Safety Award in the large-company division from the International Liquid Terminals Association.

At the Sweeny Hub, Frac 4 startup is expected late in the third quarter of 2022, adding 150,000 BPD of capacity. The total project cost is expected to be approximately $525 million. Upon completion, total Sweeny Hub fractionation capacity will be 550,000 BPD. The fractionators are supported by long-term commitments.

In Chemicals, CPChem is pursuing a portfolio of high-return growth projects:

•Growing its normal alpha olefins business with a second world-scale unit to produce 1-hexene, a critical component in high-performance polyethylene. Construction is underway on

Phillips 66 Reports Second-Quarter 2022 Financial Results
the 586 million pounds per year unit located in Old Ocean, Texas. The project utilizes CPChem’s proprietary technology. Startup is expected in the second half of 2023.

•Expanding propylene splitting capacity by 1 billion pounds per year with a new unit located at its Cedar Bayou facility. Startup is expected in the second half of 2023.

•Increasing polyalphaolefins capacity production in Belgium by over 130 million pounds per year. Startup is expected in 2024.

•Continuing development of world-scale petrochemical facilities on the U.S. Gulf Coast and in Ras Laffan, Qatar, jointly with Qatar Energy. CPChem expects to make a final investment decision for its U.S. Gulf Coast project this year.

In Refining, Phillips 66 made a final investment decision to convert its San Francisco Refinery in Rodeo, California, into one of the world’s largest renewable fuels facilities. The Rodeo Renewed refinery conversion project is expected to begin commercial operations in the first quarter of 2024. Upon completion, the facility will have over 50,000 BPD (800 million gallons per year) of renewable fuel production capacity. The conversion will reduce emissions from the facility and produce lower carbon-intensity transportation fuels. The total project is anticipated to cost approximately $850 million.

In Marketing, subsidiaries of Phillips 66 and H2 Energy Europe recently formed JET H2 Energy Austria GmbH (JET H2 Energy), a 50-50 joint venture to develop approximately 250 retail hydrogen refueling stations across Germany, Austria and Denmark by 2026. JET H2 Energy’s network of hydrogen refueling stations will include existing Phillips 66’s JET® branded retail stations as well as new locations on major transport routes.

The company published its 2022 Sustainability Report in June. The report includes a detailed analysis of the company’s climate-related risks and opportunities as well as performance data on various environmental, social and governance matters. To view Phillips 66’s 2022 Sustainability Report, go to phillips66.com/sustainability.

Phillips 66 Reports Second-Quarter 2022 Financial Results

Investor Webcast

Later today, members of Phillips 66 executive management will host a webcast at noon EDT to discuss the company’s second-quarter performance and provide an update on strategic initiatives. To access the webcast and view related presentation materials, go to phillips66.com/investors and click on “Events & Presentations.” For detailed supplemental information, go to phillips66.com/supplemental.

Earnings (Loss)
	Millions of Dollars
	2022			2021
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$292	242	534	312	388
Chemicals	273	396	669	623	777
Refining	3,036	123	3,159	(729)	(1,769)
Marketing and Specialties	765	316	1,081	476	766
Corporate and Other	(260)	(249)	(509)	(246)	(497)
Pre-Tax Income (Loss)	4,106	828	4,934	436	(335)
Less: Income tax expense (benefit)	924	171	1,095	62	(70)
Less: Noncontrolling interests	15	75	90	78	93
Phillips 66	$3,167	582	3,749	296	(358)

Adjusted Earnings (Loss)
	Millions of Dollars
	2022			2021
	Q2	Q1	Jun YTD	Q2	Jun YTD
Midstream	$292	242	534	316	592
Chemicals	273	396	669	657	841
Refining	3,132	140	3,272	(706)	(1,732)
Marketing and Specialties	765	316	1,081	479	769
Corporate and Other	(235)	(249)	(484)	(244)	(495)
Pre-Tax Income (Loss)	4,227	845	5,072	502	(25)
Less: Income tax expense	927	175	1,102	95	11
Less: Noncontrolling interests	15	75	90	78	144
Phillips 66	$3,285	595	3,880	329	(180)

Phillips 66 Reports Second-Quarter 2022 Financial Results
About Phillips 66

Phillips 66 (NYSE: PSX) manufactures, transports and markets products that drive the global economy. The diversified energy company’s portfolio includes Midstream, Chemicals, Refining, and Marketing and Specialties businesses. Headquartered in Houston, Phillips 66 has employees around the globe who are committed to safely and reliably providing energy and improving lives while pursuing a lower-carbon future. For more information, visit phillips66.com or follow @Phillips66Co on LinkedIn or Twitter.

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CONTACTS
Jeff Dietert (investors)	Shannon Holy (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	shannon.m.holy@p66.com	thaddeus.f.herrick@p66.com

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Words and phrases such as “anticipated,” “estimated,” “expected,” “planned,” “scheduled,” “targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements included in this news release are based on management’s expectations, estimates and projections as of the date they are made. These statements are not guarantees of future performance and you should not unduly rely on them as they involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include: the effects of any widespread public health crisis and its negative impact on commercial activity and demand for refined petroleum products; the inability to timely obtain or maintain permits necessary for capital projects; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the renewable fuel standards program, low carbon fuel standards and tax credits for biofuels; fluctuations in NGL, crude oil, and natural gas prices, and petrochemical and refining margins; unexpected changes in costs for constructing, modifying or operating our facilities; unexpected difficulties in manufacturing, refining or transporting our products; the level and success of drilling and production volumes around our Midstream assets; risks and uncertainties with respect to the actions of actual or potential competitive suppliers and transporters of refined petroleum products, renewable fuels or specialty products; lack of, or disruptions in, adequate and reliable transportation for our NGL, crude oil, natural gas, and refined products; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; failure to complete construction of capital projects on time and within budget; the inability to comply with governmental regulations or make capital expenditures to maintain compliance; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; potential disruption of our operations due to accidents, weather events, including as a result of climate change, terrorism or cyberattacks; general domestic and international economic and political developments including armed hostilities, expropriation of assets, and other political, economic or diplomatic developments, including those caused by public health issues and international monetary conditions and exchange controls; changes in governmental policies relating to NGL, crude oil, natural gas, refined petroleum products, or renewable fuels pricing, regulation or taxation, including exports; changes in estimates or projections used to assess fair value of intangible assets, goodwill and property and equipment and/or strategic decisions with respect to our asset portfolio that cause impairment charges; investments required, or reduced demand for products, as a result of environmental rules and regulations; changes in tax, environmental and other laws and regulations (including alternative energy mandates); political and societal concerns about climate change that could result in changes to our business or increase expenditures, including litigation-related expenses; the operation, financing and distribution decisions of equity affiliates we do not control; and other economic, business, competitive and/or regulatory factors affecting Phillips 66’s businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Phillips 66 Reports Second-Quarter 2022 Financial Results

Use of Non-GAAP Financial Information—This news release includes the terms “adjusted earnings (loss),” “adjusted earnings (loss) per share” and “adjusted pre-tax income (loss).” These are non-GAAP financial measures that are included to help facilitate comparisons of operating performance across periods and to help facilitate comparisons with other companies in our industry, by excluding items that do not reflect the core operating results of our businesses in the current period.

References in the release to earnings (loss) or consolidated earnings (loss) refer to net income (loss) attributable to Phillips 66.

Phillips 66 Reports Second-Quarter 2022 Financial Results

	Millions of Dollars
	Except as Indicated
	2022			2021
	Q2	Q1	Jun YTD	Q2	Jun YTD
Reconciliation of Consolidated Earnings (Loss) to Adjusted Earnings (Loss)
Consolidated Earnings (Loss)	$3,167	582	3,749	296	(358)
Pre-tax adjustments:
Impairments	—	—	—	—	198
Pension settlement expense	—	—	—	47	47
Hurricane-related costs	—	17	17	—	—
Winter-storm-related costs	—	—	—	19	65
Alliance shutdown-related costs††	26	—	26	—	—
Regulatory compliance costs	70	—	70	—	—
Restructuring costs	25	—	25	—	—
Tax impact of adjustments*	(28)	(4)	(32)	(16)	(64)
Other tax impacts	25	—	25	(17)	(17)
Noncontrolling interests	—	—	—	—	(51)
Adjusted earnings (loss)	$3,285	595	3,880	329	(180)
Earnings (loss) per share of common stock (dollars)	$6.53	1.29	8.00	0.66	(0.83)
Adjusted earnings (loss) per share of common stock (dollars)†	$6.77	1.32	8.28	0.74	(0.43)

Reconciliation of Segment Pre-Tax Income (Loss) to Adjusted Pre-Tax Income (Loss)
Midstream Pre-Tax Income	$292	242	534	312	388
Pre-tax adjustments:
Impairments	—	—	—	—	198
Pension settlement expense	—	—	—	4	4
Winter-storm-related costs	—	—	—	—	2
Adjusted pre-tax income	$292	242	534	316	592
Chemicals Pre-Tax Income	$273	396	669	623	777
Pre-tax adjustments:
Pension settlement expense	—	—	—	18	18
Winter-storm-related costs	—	—	—	16	46
Adjusted pre-tax income	$273	396	669	657	841
Refining Pre-Tax Income (Loss)	$3,036	123	3,159	(729)	(1,769)
Pre-tax adjustments:
Pension settlement expense	—	—	—	20	20
Hurricane-related costs	—	17	17	—	—
Winter-storm-related costs	—	—	—	3	17
Alliance shutdown-related costs††	26	—	26	—	—
Regulatory compliance costs	70	—	70	—	—
Adjusted pre-tax income (loss)	$3,132	140	3,272	(706)	(1,732)

Phillips 66 Reports Second-Quarter 2022 Financial Results

Marketing and Specialties Pre-Tax Income	$765	316	1,081	476	766
Pre-tax adjustments:
Pension settlement expense	—	—	—	3	3
Adjusted pre-tax income	$765	316	1,081	479	769
Corporate and Other Pre-Tax Loss	$(260)	(249)	(509)	(246)	(497)
Pre-tax adjustments:
Pension settlement expense	—	—	—	2	2
Restructuring costs	25	—	25	—	—
Adjusted pre-tax loss	$(235)	(249)	(484)	(244)	(495)
*We generally tax effect taxable U.S.-based special items using a combined federal and state statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. These events include, but are not limited to, most goodwill impairments, transactions legislatively exempt from income tax, transactions related to entities for which we have made an assertion that the undistributed earnings are permanently reinvested, or transactions occurring in jurisdictions with a valuation allowance.

†Q1 2022 is based on adjusted weighted-average diluted shares of 450,129 thousand. Other periods are based on the same weighted-average diluted shares outstanding as that used in the GAAP diluted earnings per share calculation. Income allocated to participating securities, if applicable, in the adjusted earnings per share calculation is the same as that used in the GAAP diluted earnings per share calculation.

†† Costs related to the shutdown of the Alliance Refinery totaled $26 million pre-tax in the second quarter of 2022. Shutdown-related costs recorded in the Refining segment include pre-tax charges for the disposal of materials and supplies of $20 million and asset retirements of $6 million recorded in depreciation and amortization expense.

Phillips 66 Reports Second-Quarter 2022 Financial Results

Millions of Dollars
Except as Indicated
June 30, 2022
Debt-to-Capital Ratio
Total Debt	$12,969
Total Equity	24,573
Debt-to-Capital Ratio	35%
Total Cash	$2,809
Net Debt-to-Capital Ratio	29%

	Millions of Dollars
	Except as Indicated
	2022
	Q2	Q1
Realized Refining Margins
Income before income taxes	$3,036	123
Plus:
Taxes other than income taxes	72	88
Depreciation, amortization and impairments	214	198
Selling, general and administrative expenses	52	48
Operating expenses	1,177	1,092
Equity in (earnings) losses of affiliates	(223)	21
Other segment expense, net	11	9
Proportional share of refining gross margins contributed by equity affiliates	495	228
Special items:
Regulatory compliance costs	70	—
Realized refining margins	$4,904	1,807
Total processed inputs (thousands of barrels)	155,211	152,734
Adjusted total processed inputs (thousands of barrels)*	173,205	171,310
Income before income taxes (dollars per barrel)**	$19.56	0.81
Realized refining margins (dollars per barrel)***	$28.31	10.55
*Adjusted total processed inputs include our proportional share of processed inputs of an equity affiliate.
**Income before income taxes divided by total processed inputs.
***Realized refining margins per barrel, as presented, are calculated using the underlying realized refining margin amounts, in dollars, divided by adjusted total processed inputs, in barrels. As such, recalculated per barrel amounts using the rounded margins and barrels presented may differ from the presented per barrel amounts.